Exhibit 99.1

Portal Software Announces Preliminary, Unaudited First Quarter Fiscal 2007 Results

CUPERTINO, Calif.—(BUSINESS WIRE)—May 17, 2006—Portal Software, Inc. (Pink Sheets: PRSF), the premier provider of billing and Revenue Management solutions for the global communications and media markets, today announced preliminary, unaudited business results for its fiscal 2007 first quarter ended April 28, 2006.

Selected First Quarter Fiscal 2007 Preliminary, Unaudited Financial Information

•	First quarter 2007 bookings were $32.7 million compared to $40.4 million for the same period last year;

•	Cash and investments at April 28, 2006 were $56.4 million (including $12.7 million in restricted cash and investments), down from $60.5 million at the end of the fourth quarter of 2006;

SEC Filing Update

As disclosed previously, as a result of Portal's extended financial close process, the Company is currently delinquent in filing its Form 10-K for the fiscal year ended January 28, 2005 and in filing its Form 10-Qs and Form 10-K for fiscal 2006. The Company will also be delinquent in filing its Form 10-Q for the fiscal year 2007 first quarter which ended on April 28, 2006.

Tender Offer Update

On April 11, 2006, Portal agreed to be acquired by Oracle Systems Corporation, a wholly owned subsidiary of Oracle Corporation. Under the terms of an Agreement and Plan of Merger by and among Oracle Systems Corporation, Potter Acquisition Corporation, a wholly owned subsidiary of Oracle Systems Corporation and Portal, Potter Acquisition Corporation commenced a tender offer to purchase all outstanding shares of common stock of Portal at a price of $4.90 per share in cash. The tender offer is schedule to expire at 12:00 midnight on Monday, May 22, 2006.

The Board of Directors of Portal has unanimously approved the merger agreement with Oracle Systems, and determined that the tender offer and the related merger are advisable, fair to and in the best interest of Portal's stockholders. Accordingly, the Portal Board of Directors unanimously recommends that you tender your shares in the tender offer before the scheduled expiration date of the tender offer at 12:00 midnight on Monday, May 22, 2006.

About Portal Software, Inc.

Portal Software is the premier provider of billing and Revenue Management solutions for the global communications and media markets. The Company delivers the only platform for the end-to-end management of customer revenue across offerings, channels, and geographies. Portal's solutions enable companies to dramatically accelerate the launch of innovative, profit-rich services while significantly reducing the costs associated with legacy billing systems. Portal is the Revenue Management partner of choice to the world's leading service providers including: Vodafone, AOL Time Warner, Deutsche Telekom, TELUS, NTT, China Telecom, Reuters, Telstra, China Mobile, Telenor Mobil, and France Telecom.

Forward Looking Statements

Statements in this release concerning Portal Software, Inc.'s bookings and cash are preliminary, unaudited financial information for the first quarter of fiscal year 2007. These statements are forward looking statements that involve a number of uncertainties and risks. Factors that could cause actual events or results to differ materially include the fact that Portal's auditors have not completed their audit of our fiscal 2005 results, nor commenced their review of our fiscal 2006 results disclosed in previous releases, or the first quarter results of fiscal year 2007 reported in this release. Consequently, our Audit Committee has not had an opportunity to complete its review of the preliminary financial results contained herein. The material weaknesses in our internal controls significantly increase the risk that the preliminary financial results reported herein, as well as our previously issued financial results, may need to change. For instance, we may discover errors in determining these results or additional information that has a material impact upon them. Other factors which could cause actual results to differ from those discussed in this press release are described in detail in our Annual Report on Form 10-K for the fiscal year ended January 30, 2004, our subsequent quarterly reports on Form 10-Q, our current reports filed on Form 8-K, and in our Form 14D-9. All statements made in this press release are made only as of the date set forth at the beginning of this release.

© 1996-2006. PORTAL and the PORTAL LOGO are trademarks or registered trademarks in the United States and in other countries, all owned by Portal Software, Inc. or its subsidiaries. Marks or names owned by other companies remain the property of their respective owners.

CONTACT: Portal Software, Inc.

Investor Relations, 408-572-2345

investor_relations@portal.com

or

Zeno Group

Josh Aroner, 415-369-8107 (Media)

josh.aroner@zenogroup.com

SOURCE: Portal Software, Inc.